UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2015

THE HAIN CELESTIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1111 Marcus Avenue, Lake Success, New York 11042
(Address of principal executive offices)
Registrant’s telephone number, including area code: (516) 587-5000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2015, The Hain Celestial Group, Inc. (the “Company”) entered into a compensatory arrangement with Pasquale Conte, the Company’s Executive Vice President and Chief Financial Officer. The arrangement provides that Mr. Conte will receive an annual base salary of $500,000, and will be eligible for the following additional compensation (the following items are subject to the terms and conditions of the applicable plans, as well as the approval and discretion of the Compensation Committee of the Board of Directors of the Company):

•
Eligible for participation in the Company’s Annual Incentive Program with a target award of 100% of base salary. This award will be pro-rated for the actual period of participation during the performance period.

•	Eligible for participation in the Company’s Long Term Incentive Program with a target award of 100% of base salary.

In addition, Mr. Conte will receive an annual car allowance of $8,400.00 (less required withholdings).

In the event Mr. Conte’s employment is terminated in connection with a Change in Control (as defined in the Change in Control Agreement described below) of the Company, he will receive one times his annual base salary in effect at the time of the Change in Control, and one times the average of the annual incentive awards paid or payable to him in the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs. This arrangement will be in accordance with and subject to the terms and conditions of the Company’s Change in Control Agreement filed with the Securities and Exchange Commission on February 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2015

THE HAIN CELESTIAL GROUP, INC. (Registrant)

By:	/s/ Denise M. Faltischek
Name:	Denise M. Faltischek
Title:	Executive Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary